Supplement dated March 23, 2017

to Pricing Supplement ARN-67 dated February 23, 2017

(To the Prospectus dated May 4, 2015, the Prospectus Supplement dated May 4, 2015, and the Product Supplement EQUITY INDICES ARN-2 dated June 25, 2015) (together, the “Note Prospectus”)

Filed Pursuant to Rule 424(b)(3) Registration Statements No. 333-202913 and 333-180300-03

Credit Suisse AG

$11,963,000.00 Accelerated Return Notes®
Linked to the S&P 500® Index, due February 22, 2019

CUSIP: 22549J878

(the “notes”)

This document (the “supplement”) supplements Pricing Supplement ARN-67 dated February 23, 2017 (the “Term Sheet”) relating to the notes. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the Term Sheet as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on February 23, 2017, the first day of the Starting Value Determination Period, was 2,363.81.

The Starting Value Determination Period expired on March 23, 2017. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,344.02, which was the closing level of the Market Measure on March 21, 2017. This closing level is less than 2,363.81.

Therefore, the Starting Value for the notes is 2,344.02.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Term Sheet and on page PS-6 of product supplement EQUITY INDICES ARN-2, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this supplement or the accompanying term sheet, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Term Sheet:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317001793/dp73392_424b2-arn67.htm

•	Product supplement EQUITY INDICES ARN-2 dated June 25, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315005032/dp57328_424b2-arn2.htm

•	Prospectus supplement and prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001053092. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Credit Suisse AG.